Exhibit 10.8
Description of performance goals for certain executive officers under the National Fuel Gas Company Annual At Risk Compensation Incentive Program
On December 20, 2006, the Compensation Committee of the Board of Directors of National Fuel Gas Company (the “Company”) set specific performance goals for fiscal year 2007 under the Company’s Annual At Risk Compensation Incentive Program (“AARCIP”) for Philip C. Ackerman, David F. Smith and Ronald J. Tanski. Mr. Ackerman is Chairman and Chief Executive Officer of the Company. Mr. Smith is President and Chief Operating Officer of the Company and President of National Fuel Gas Supply Corporation (“Supply Corporation”) and Empire State Pipeline (“Empire”), the Company’s pipeline and storage subsidiaries. Mr. Tanski is Treasurer and Principal Financial Officer of the Company and President of National Fuel Gas Distribution Corporation (“Distribution Corporation”), the Company’s utility subsidiary.
These three officers will earn cash compensation in fiscal 2007 under the AARCIP depending upon their performance relative to their goals. Compensation amounts pursuant to these arrangements can range from zero to 200% of salary for Mr. Ackerman, from zero to 140% of salary for Mr. Smith and from zero to 130% of salary for Mr. Tanski. Target compensation is 100% of salary for Mr. Ackerman, 70% of salary for Mr. Smith and 65% of salary for Mr. Tanski. The Compensation Committee of the Board of Directors may approve other compensation or awards at its discretion.
The goals for Mr. Ackerman relate to Company earnings per share (weighted as 60% of the formula), proved developed and undeveloped reserves (weighted as 25% of the formula), long-term strategy, succession planning and long-term incentive compensation (weighted as 10% of the formula), safety (weighted as 2.5% of the formula), and customer service (weighted as 2.5% of the formula).
The goals for Mr. Smith relate to Company earnings per share (weighted as 55% of the formula), long-term strategy (weighted as 15% of the formula), proved developed and undeveloped reserves (weighted as 15% of the formula), oil and natural gas production volume (weighted as 10% of the formula), and safety (weighted as 5% of the formula).
The goals for Mr. Tanski relate to Company earnings per share (weighted as 30% of the formula), earnings per share of Supply Corporation, Empire and Distribution Corporation (weighted as 30% of the formula), safety (weighted as 10% of the formula), rate case standards (weighted as 10% of the formula), long-term strategy (weighted as 10% of the formula), and various aspects of the Company’s relations with investors and with analysts who cover the Company (weighted in the aggregate as 10% of the formula).